Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of CardioGenics Holdings Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-137162) on Form S-8 of CardioGenics Holdings Inc. of our report dated April 13, 2012, with respect to the consolidated balance sheet as of October 31, 2011, and the related consolidated statements of operations, changes in equity (deficiency) and cash flows for the year then ended and for the period from November 20, 1997 (date of inception) to October 31, 2011, which report appears in the annual report on Form 10-K Amendment No. 2 of CardioGenics Holdings Inc.

Our report dated April 13, 2012 contains an explanatory paragraph that states that the 2011 consolidated financial statements have been restated to correct for misstatements. Our report dated April 13, 2012 also contains an explanatory paragraph that states that the Company has incurred losses from operations and experienced negative cash flows from operations from inception which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

April 13, 2012